FOR IMMEDIATE RELEASE:

Contacts: Dan Loh 914-701-8200

Atlas Air Worldwide Holdings, Inc.
1Q07 EPS $0.29 versus 1Q06 Loss of $0.18

Net Income Totals $6.2 Million Compared with Loss of $3.7 Million

Aggressive Asset Management, Continuous Improvement Initiatives
Boost Performance, Enhance Margins

AAWW to Host Conference Call, Webcast at 2 P.M. Eastern Time

Purchase, N.Y., May 7, 2007 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today announced record first-quarter earnings since emerging from reorganization in mid 2004, reflecting improved aircraft utilization through proactive asset management and the positive impact of ongoing Continuous Improvement initiatives. Earnings for the quarter also benefited from increased AMC charter demand and reduced interest expense.

For the quarter ended March 31, 2007, AAWW earned $6.2 million, or $0.29 per diluted share, on revenues of $353.6 million, the highest first-quarter revenues in the Company’s history. Operating income of $17.5 million and pretax income of $10.1 million included a nonrecurring gain of $1.0 million on the disposal of aircraft.

“We had an excellent first quarter,” said William J. Flynn, President and Chief Executive Officer of AAWW. “Our active asset management and Continuous Improvement initiatives are yielding measurable gains in our margins and operating efficiency and enhancing our earnings.

“With this momentum, we maximized returns on our assets and achieved robust results during a traditionally slow period of the year in air cargo demand, as well as a quarter with some sluggishness in key trade lanes.”

Operating income as a percentage of total revenues increased to 4.9% in the first quarter of 2007 from 2.1% in the first quarter of 2006, while EBITDAR, as adjusted, improved to 18.3% of sales from 17.6% and EBITDA, as adjusted, increased to 7.4% of sales versus 6.2%.

In addition, average utilization of operating aircraft on a block-hours-per-day basis increased approximately 19% compared with the year-ago quarter, while EBITDAR and EBITDA per aircraft measured on a total fleet basis grew by 23% and 40%, respectively.

Mr. Flynn added, “We also responded quickly and reliably during the first quarter to an increase in expansion business awarded by the U.S. military, which we expect will continue throughout the first half of 2007. At the same time, we allocated capacity among our business segments and geographic markets in response to market conditions to service an increase in demand coming from the South American and transatlantic trade lanes, which offset some moderation in Asian export markets. In addition, our repayment of high-cost debt during 2006 reduced interest expense during the quarter and improved our strategic and operating flexibility through the elimination of restrictive loan covenants.”

Continuous Improvement initiatives contributed in excess of $12 million of cost savings to AAWW’s first-quarter results. Primary sources of savings were in maintenance, both through improved internal processes and lower pricing through competitive bids on outsourced activity; fuel, where efficiency initiatives have reduced consumption; improved parts management, which is helping to minimize loan/borrow costs; and strategic procurement processes relating to all other outside services.

Conference Call

Management will host a conference call to discuss AAWW’s first-quarter 2007 financial and operating results at 2:00 P.M. Eastern Time on Monday, May 7, 2007.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through May 14 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11089327#.

1Q07 Performance Factors Versus 1Q06

Average utilization of operating aircraft during the first quarter increased 18.9% versus the first quarter of 2006, rising to 10.7 block hours per aircraft per day from 9.0. In addition, fuel-burn improved by 3.8% (3,170 gallons per block hour versus 3,294), driven by FuelWise initiatives previously implemented by the Company.

Total block-hour volumes for the two periods were comparable (31,413 block hours versus 31,448), but through improved asset efficiency, 2007 block hours were generated by an operating fleet 16.2% smaller than in the first quarter of 2006 (32.7 operating aircraft compared with 39.0). Better aircraft utilization in 2007 also reflects action by management during 2006 and 2007 to maximize returns on select 747-200 Classic aircraft through sales or subleases.

Operating revenues in the first quarter of 2007 rose 6.5%, or $21.4 million, compared with the year-earlier period, supported by an increase in AMC charter activity.

In ACMI, improved average block-hour rates during the quarter ($5,954 versus $5,853) reflected a higher proportion of 747-400 aircraft employed in the segment compared with 747-200 Classics. The decline in ACMI block hours (14,157 versus 16,774) largely reflected prior management actions that resulted in the sale or dry lease of 747-200 ACMI aircraft.

Thirteen aircraft (10 Boeing 747-400s and three Boeing 747-200s) directly supported the Company’s long-term ACMI operations at March 31, 2007, compared with 14 aircraft (10 Boeing 747-400s and four Boeing 747-200s) at March 31, 2006.

In the Scheduled Service segment, traffic (as measured by revenue ton miles, or RTMs) increased 5.7%, and capacity (as measured by available ton miles, or ATMs) increased 4.5%, largely reflecting an increase in weekly frequencies to China (12 versus 9), Europe and South America. Load factor, meanwhile, improved to 64.1% from 63.3% in the year-ago period.

Unit revenues (RATM) in the Scheduled Service segment decreased 6.2% ($0.241 versus $0.257) during the quarter, while yield decreased 7.4% ($0.376 versus $0.406). The reductions largely reflect the impact of an increase in competitive capacity serving the transpacific market, and moderation of demand for shipments from China, Hong Kong, Korea and Japan. In addition, increased volumes in the South American trades generated lower average yields commensurate with the substantially shorter length of haul.

Activity in the AMC Charter business increased 51.9% (6,850 block hours versus 4,510) during the quarter due to an overall increase in the U.S. military’s heavy-lift requirements, as well as an increase in the relative amount of expansion business awarded to AAWW. Block-hour rates improved 3.3% ($16,750 versus $16,214); rates net of fuel, however, increased approximately 7%.

Due to the reallocation of capacity to more profitable opportunities in AMC charter during the period, Commercial Charter block-hour volumes decreased (1,201 versus 1,442), accompanied by a decrease in block-hour rates ($13,068 versus $14,205).

1Q07 Operating Expenses Versus 1Q06

Operating expenses in the quarter were $11.0 million, or 3.4%, higher than the comparable 2006 period, in large part reflecting increased fuel expense due to greater AMC flying and higher AMC fuel rates, as well as increased maintenance expense principally due to a greater number of engine overhauls.

Total aircraft fuel expense rose 11.0%, or $11.1 million. While fuel-burn efficiency improved by 3.8%, AMC fuel expense rose approximately $16.4 million on a 46.6% increase in fuel gallons consumed due to higher AMC activity and a 2.3% increase in the AMC fuel rate. Aggregate Scheduled Service and Commercial Charter fuel costs declined approximately $5.3 million, reflecting a 6.3% decline in average price per gallon to $1.92, and a slight reduction in gallons consumed.

Maintenance expense increased $4.9 million, or 12.1%, compared with the same quarter in 2006, principally reflecting an increase in engine overhauls (15 versus 10). Total heavy airframe maintenance events increased (five 747-200 C Checks in 2007 versus two 747-200 C Checks and two 747-200 D Checks in 2006), although related expenses declined slightly as D Checks are more expensive to perform than less intensive C checks. Maintenance expense in the quarter benefited from the positive impact of Continuous Improvement savings initiatives as well as a $1.8 million insurance recovery on repairs to damaged engines.

Ground handling and airport fees increased $1.4 million, or 9.0%, mainly as a result of the increase in Scheduled Service business activity.

Landing fees and other rent rose 8.7%, or $1.4 million, mainly due to the increase in AMC and Scheduled Service block hours, partly offset by a decrease in Commercial Charter activity.

Labor expenses were $1.7 million, or 2.8%, higher than in the year-ago first quarter, primarily due to an increase in profit sharing and incentive compensation accruals related to comparative higher profitably.

Depreciation and amortization decreased $4.0 million, or 29.2%, primarily due to a $2.0 million reduction related to the disposal of engine blades and other rotable parts that were beyond economic repair as well as a $0.9 million decrease resulting from the sales of three 747-200 aircraft in 2006.

Travel expenses in the first quarter declined 9.5%, or $1.3 million, due to Continuous Improvement initiatives that resulted in more efficient crew scheduling as well as rate reductions related to crew travel costs.

Other operating expenses decreased $3.9 million, or 14.8%, versus the first quarter of 2006, primarily due to a $2.7 million decrease in legal and professional fees, a $2.2 million decrease in insurance and other miscellaneous expenses, and a $1.9 million decrease in consulting fees related to the redesign of internal controls that occurred in 2006, offset in part by a $3.0 million increase in AMC commission expense.

Net Interest Expense

Net interest expense decreased $6.6 million, or 48.5%, compared with the first quarter of 2006, primarily reflecting a lower level of outstanding debt, including the prepayment of $140.8 million of debt during the third quarter of 2006.

Cash and Cash Equivalents

At March 31, 2007, AAWW’s cash and cash equivalents totaled $261.8 million, an increase of $30.0 million, or 12.9%, compared with $231.8 million at December 31, 2006.

Outstanding Debt

At March 31, 2007, AAWW’s balance sheet debt and capital lease obligations totaled $413.4 million, including the impact of $81.3 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

Before the discount, the face value of AAWW’s on-balance sheet debt and capital lease obligations at March 31, 2007 totaled $494.7 million, compared with $501.5 million on December 31, 2006.

Non-GAAP Financial Measures

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, EBITDAR, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable”), increased to $64.6 million ($1.71 million per aircraft on a total fleet basis) in the first quarter of 2007 from $58.5 million ($1.39 million per aircraft on a total fleet basis) in the first quarter of 2006.

In addition, EBITDA, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable”), rose to $26.1 million ($693,000 per aircraft on a total fleet basis) in the latest reporting period versus $20.7 million ($494,000 per aircraft on a total fleet basis) in the first quarter of 2006.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Operating Revenues
ACMI	$84,287	$98,184
Scheduled service	125,873	128,680
AMC charter	114,736	73,126
Commercial charter	15,695	20,484
Other revenue	12,988	11,676

Total operating revenues	353,579	332,150

Operating Expenses
Aircraft fuel	112,311	101,176
Salaries, wages and benefits	61,750	60,071
Maintenance, materials and repairs	45,282	40,384
Aircraft rent	38,421	37,789
Ground handling and airport fees	17,321	15,885
Landing fees and other rent	17,730	16,316
Depreciation and amortization	9,575	13,526
Gain on disposal of aircraft	(968)	—
Travel	11,994	13,249
Post-emergence costs and related professional fees	44	98
Other	22,629	26,552

Total operating expenses	336,089	325,046

Operating income	17,490	7,104

Non-Operating Expenses
Interest income	(3,421)	(3,615)
Interest expense	11,249	17,300
Capitalized interest	(842)	(120)
Other (income) expense, net	362	(310)

Total non-operating expenses	7,348	13,255

Income (loss) before income taxes	10,142	(6,151)
Income tax expense (benefit)	3,945	(2,452)

Net income (loss)	$6,197	$(3,699)

Income (loss) per share:
Basic	$0.29	$(0.18)

Diluted	$0.29	$(0.18)

Weighted average shares:
Basic	21,044	20,517

Diluted	21,340	20,517

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures

(in thousands)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Income (loss) before income taxes	$10,142	$(6,151)
Post-emergence costs and related professional fees	44	98
Gain on disposal of aircraft	(968)	—

Pretax income (loss) before gain on disposal of aircraft and post-emergence costs and related professional fees	9,218	(6,053)
Interest expense, net	6,986	13,565
Other non-operating (income) expense	362	(310)

Operating income (loss) before non-operating items, gain on disposal of aircraft, and post-emergence costs and related professional fees	16,566	7,202
Depreciation and amortization	9,575	13,526

EBITDA, as adjusted*	26,141	20,728
Aircraft rent	38,421	37,789

EBITDAR, as adjusted*	$64,562	$58,517

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results

(Unaudited)

		For the Three
		Months Ended March
For the Three Months Ended March 31,2007		31, 2006	Percent Change

Fleet (average during the period)
Operating aircraft count (1)	32.7	39.0	(16.2%)
Block Hours
ACMI	14,157	16,774	(15.6%)
Scheduled service	9,002	8,561	5.2%
AMC charter	6,850	4,510	51.9%
Commercial charter	1,201	1,442	(16.7%)
All other	203	161	26.1%

Total Block Hours	31,413	31,448	(0.1%)

Revenue Per Block Hour
ACMI	$5,954	$5,853	1.7%
AMC charter	16,750	16,214	3.3%
Commercial charter	13,068	14,205	(8.0%)
Scheduled Service Traffic
RTM’s (000’s)	335,084	317,032	5.7%
ATM’s (000’s)	523,118	500,607	4.5%
Load Factor	64.1%	63.3%	0.8 pts
RATM (2)	$0.241	$0.257	(6.2%)
RTM Yield (3)	$0.376	$0.406	(7.4%)
Fuel
Scheduled Service and Commercial Charter:
Average fuel cost per gallon	$1.92	$2.05	(6.3%)
Fuel gallons consumed (000’s)	32,815	33,410	(1.8%)
AMC Charter:
Average fuel cost per gallon	$2.25	$2.20	2.3%
Fuel gallons consumed (000’s)	21,878	14,919	46.6%
(1) Fleet excludes the following aircraft count that were dry leased:
Dry leased	5.0	3.0	66.7%
(2) RATM represents Scheduled Service revenue dollars per available ton mile.
(3) RTM Yield represents Scheduled Service revenue dollars per revenue ton mile.